UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2011

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA		19341
(Address of Principal Executive Offices)		(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2011, ViroPharma Incorporated (the “Company”) entered into a Development and Option Agreement (the “Option Agreement”) with Meritage Pharma, Inc., a Delaware corporation (“Meritage”). Pursuant to the Option Agreement, the Company has agreed to make certain payments to Meritage to facilitate Meritage’s development of the oral budesonide suspension under development by Meritage for the treatment of eosinophilic esophagitis (the “OBS Development Product”). In connection therewith, the Company has received an irrevocable option to acquire Meritage (the “Option”). The Option is exercisable in the Company’s sole discretion, after receipt of final Phase 2 data and concurrence with the U.S. Food and Drug Administration on an acceptable clinical endpoint for the Phase 3 program for the OBS Development Product, during the period from the date of the Option Agreement and ending on the Option Termination Date (as defined in the Option Agreement). The acquisition would be effected pursuant to a merger (the “Merger”) of a direct or indirect wholly owned subsidiary of the Company (the “Merger Sub”) with and into Meritage, on the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Meritage, Merger Sub and an Equityholders’ Representative (as defined therein) for $69.9 million plus the potential for additional payments upon the achievement of certain clinical development and regulatory milestones.

As consideration for the Option, the Company has paid to Meritage, upon execution of the Option Agreement, $7,500,000 (the “Option Consideration”). In addition, the Company may pay up to an aggregate of $12,500,000 (the “Option Milestone Payments”) upon the achievement of certain clinical development and regulatory milestones. The Option Consideration and Option Milestone Payments shall be non-refundable and non-creditable.

Concurrently with entry into the Option Agreement, the Company and certain holders of Meritage’s outstanding capital stock have entered into a voting and indemnity agreement, pursuant to which such holders have, among other things, agreed to vote in favor of the transactions contemplated by the Option Agreement and the Merger Agreement and have granted the Company an irrevocable proxy with respect to the outstanding Meritage capital stock owned by such holders.

Under the terms of the Option Agreement, the Option Agreement may be terminated at any time prior to the Option Termination Date (i) by the mutual consent of the Company and Meritage, (ii) by the Company by delivery of written notice to Meritage (A) if the First Option Milestone has not been achieved by December 31, 2012, (B) if the Second Option Milestone has not been achieved by December 31, 2013, or (C) in connection with the second Exercise Withdrawal Notice (as defined in the Option Agreement), (iii) by Meritage, if the Company fails to make any Option Milestone Payments when due, including the failure of the Company to timely deliver a Continuation Notice (as defined in the Option Agreement), (iv) by either party, if the Option has not been exercised by June 30, 2015 or (v) by the Company if a Technical Failure (as defined in the Option Agreement) has occurred.

The boards of directors of Meritage and the Company have approved the Option Agreement and the transactions contemplated thereby. The Option Agreement contains customary representations, warranties and covenants made by Meritage and the Company. The Company expects to incur additional costs in connection with the Option Agreement and related Merger, including costs associated with advisors’ fees and other transaction-related expenses.

The foregoing summary of the Option Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the Option Agreement, which the Company anticipates will be filed, subject to a request for confidential treatment for portions thereof, as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2011.

Item 8.01	Other Events.

On December 22, 2011, the Company issued a press release announcing its entry into the Option Agreement. A copy of this press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are attached to this Form 8-K:

(d)	Exhibit No.	Description

	99.1	Press release dated December 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: December 22, 2011	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary